As filed with the Securities and Exchange Commission on June 1, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NETSHOES (CAYMAN) LIMITED

(Exact name of registrant as specified in its charter)

The Cayman Islands	98-1007784
(State or other jurisdiction of incorporation or Organization)	(I.R.S. Employer Identification No.)

Rua Vergueiro 961, Liberdade

01504-001 São Paulo, São Paulo, Brazil

(Address of Principal Executive Offices)

Netshoes (Cayman) Limited 2012 Share Plan

(Full title of the plan)

Corporation Service Company

2711 Centerville Road, Suite 400

Wilmington, DE 19808

(800) 927-9801

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common shares, nominal value US$0.0033 per common share	428,334(2)	US$9.17(3)	US$3,927,822.78	US$455.24
Common shares, nominal value US$0.0033 per common share	102,015(4)	US$21.41(4)	US$2,184,141.15	US$253.14
Total	530,349	–	US$6,111,963.93	US$708.38

(1)	Represents common shares, par value US$0.0033 per common share (the “Common Shares”) of Netshoes (Cayman) Limited (the “Registrant”) to be issued under the Netshoes (Cayman) Limited 2012 Share Plan (the “2012 Share Plan”), as well as, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) includes an indeterminate number of additional Common Shares of the Registrant, which may be offered and issued under the 2012 Share Plan to prevent dilution derived from share splits, share dividends or similar transactions.
(2)	Represents Common Shares of the Registrant issuable pursuant to options outstanding under the 2012 Share Plan.
(3)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. The price of US$9.17 per Common Share represents the weighted average of the exercise prices for outstanding options granted under the 2012 Share Plan.
(4)	These Common Shares are reserved for future award grants under the 2012 Share Plan, and the corresponding proposed maximum offering price per Common Share (US$21.41), which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c), is based on the average of the high and low prices for the Registrant’s Common Shares reported on the New York Stock Exchange on May 24, 2017.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the introductory note to Part I of the Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the 2012 Share Plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are hereby incorporated by reference in this Registration Statement:

(a)	The Registrant’s prospectus filed pursuant to Rule 424(b) filed with the Commission on April 13, 2017 (File No. 333-216727), which includes the Registrant’s audited consolidated financial statements as of December 31, 2015 and 2016 and for the years ended December 31, 2014, 2015 and 2016;

(b)	The description of the Common Shares contained in Registrant’s Registration Statement on Form 8-A (File No. 001-38055) filed with the Commission on April 6, 2017, which incorporates by reference the description of the Registrant’s Common Shares set forth under “Description of Share Capital” in the Registrant’s Registration Statement on Form F-1 (File No. 333-216727), as amended or supplemented, originally filed with the Commission on March 16, 2017, including any amendments or reports filed for the purpose of updating such description;

In addition to the foregoing, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent that it may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s Fourth Amended and Restated Memorandum and Articles of Association, adopted by special resolution of shareholders passed on March 30, 2017 and effective on April 12, 2017 provide that directors and officers shall be indemnified and hold harmless out of the assets and funds of the Registrant against all actions, proceedings, costs, charges, expenses, losses, damages, liabilities, judgments, fines, settlements and other amounts (“Losses”) incurred or sustained by such directors or officers, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of the Registrant’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any Losses incurred by such director or officer in defending (whether successfully or otherwise) any civil, criminal, investigative and administrative proceedings concerning the Registrant or its affairs in any court whether in the Cayman Islands or elsewhere. In addition, the Registrant has entered, and intends to continue to enter into indemnification agreements with its directors and executive officers that will provide such persons with additional indemnification beyond that provided in the Registrant’s Articles of Association. The Registrant currently carries civil liability insurance coverage for acts carried out by its directors and officers in the course of their duties.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

For the list of exhibits which are filed as a part of, or incorporated by reference into this Registration Statement, please see the Exhibit Index to this Registration Statement, which is incorporated in this item by reference.

Item 9. Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S–8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in this Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and State of São Paulo, Brazil, on June 1, 2017.

NETSHOES (CAYMAN) LIMITED

By:	/s/ Marcio Kumruian
Name: Marcio Kumruian
Title: Chief Executive Officer

By:	/s/ Leonardo Tavares Dib
Name: Leonardo Tavares Dib
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Marcio Kumruian and Leonardo Tavares Dib, and each of them, as his true and lawful attorneys-in-fact and agents, each with the full power of substitution and re-substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 1, 2017.

Name		Title

By:	/s/ Marcio Kumruian Name: Marcio Kumruian	Chief Executive Officer (principal executive officer)

By:	/s/ Leonardo Tavares Dib Name: Leonardo Tavares Dib	Chief Financial Officer (principal financial officer and principal accounting officer)

By:	/s/ Marcio Kumruian Name: Marcio Kumruian	Director (Chairman)

By:	/s/ Francisco Alvarez-Demalde Name: Francisco Alvarez-Demalde	Director

By:	/s/ Nilesh Lakhani Name: Nilesh Lakhani	Director

By:	/s/ Frederico Brito e Abreu Name: Frederico Brito e Abreu	Director

By:	/s/ Ricardo Knoepfelmacher Name: Ricardo Knoepfelmacher	Director

By:	/s/ Donald Puglisi Name: Donald Puglisi	Authorized Representative in the United States

EXHIBIT INDEX

Exhibit Number	Description of Document

4.1*	Fourth Amended and Restated Memorandum and Articles of Association of the Registrant

4.2	Netshoes (Cayman) Limited 2012 Share Plan, adopted on April 16, 2012 (incorporated by reference to Exhibit 10.7 of Registration Statement on Form F-1 (File No. 333-216727) filed with the Securities and Exchange Commission on March 16, 2017)

5.1*	Opinion of Campbells

23.1*	Consent of Campbells (included in Exhibit 5.1)

23.2*	Consent of KPMG Auditores Independentes

24.1*	Power of Attorney (included in the signature page to this Registration Statement)

*	Filed herewith